WRITTEN INSTRUMENT AMENDING THE

SECOND AMENDED AND RESTATED DECLARATION OF TRUST

aSSET management FUND

WHEREAS, the Trustees of Asset Management Fund (the “Trust”) previously established and designated the AAAMCO Ultrashort Financing Fund (the “Fund”) as a series of the Trust;

WHEREAS, there are no Interests in the Fund outstanding as of the date hereof;

WHEREAS, Section 6.2(b) and 6.19 of Article VI of the Trust’s Second Amended and Restated Declaration of Trust dated November 27, 2018 (the “Declaration of Trust”), as amended, authorizes the Trustees to abolish any series if no Interests are outstanding;

The undersigned, the Trustees of the Trust, a Delaware statutory trust, pursuant to Section 9.3 of Article IX of the Declaration of Trust, do hereby amend the Declaration of Trust effective as of June 1, 2023 as follows:

1.	AAAMCO Ultrashort Financing Fund, a previously established and designated series of the Trust is hereby abolished;

2.	The reference to AAAMCO Ultrashort Financing Fund set forth in Section 6.2 of Article VI is hereby deleted.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have this 5th day of May, 2023 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ David J. Gruber
David J. Gruber

/s/ Carla S. Carstens
Carla S. Carstens

/s/ James A. Simpson
James A. Simpson